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                                                                   EXHIBIT 10.43



                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                ___________, 2000

                                 by and between

                               WAREFORCE.COM, INC.

                                       and

                         WESTERN TECHNOLOGIES GROUP, LLC

                            ASSET PURCHASE AGREEMENT

        Asset Purchase Agreement (the "Agreement") dated as of _________, 2000, by and between Western Technologies Group, LLC a California limited liability corporation ("Seller"), and Wareforce.com, Inc. ("Buyer"), a Nevada corporation.

               Whereas, Seller conducts a business (the "Business") which operates as a web site developer; and

               Whereas, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

        Now, therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                              1) PURCHASE AND SALE

    a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at closing on the Closing Date, all of the Seller's then existing assets and business, as a going concern reflected on the attached Schedule 1.1 "Purchased Asset Schedule" dated as of _____________, with such changes therein that have occurred in the ordinary course of the Seller's business between ______________ and the Closing Date ("Purchased Assets").

    b) Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing Date, to assume all of the liabilities of Seller except for those set forth on
        Schedule 1.2, as the same existed on __________ with such changes therein that have occurred in the ordinary course of the Seller's business between _____________ and the Closing Date ("Assumed Liabilities"). Buyer shall assume and agree to pay and discharge all of the Seller's liabilities and obligations to the extent provided for in that separate Assignment and Assumption Agreement attached hereto as Exhibit A including, but not limited to, the following:

        i) All of the Seller's liabilities and obligations as of ____________ which are reflected or reserved against in the Seller's Asset Statement as of that date;


        ii) All of the Seller's liabilities and obligations arising in the ordinary conduct of its business between ____________, and the closing;

        iii) All the Seller's liabilities and obligations in respect of contracts and commitments entered into in the ordinary course of the Seller's business at any time before or after _____________ and before closing;


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        iv)  All facilities and personal property leases described on Schedule
             1.2 attached hereto; and


        v)   All Total Non-Recourse Debt of Seller existing as of the Closing
             Date.


    c) Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller. Specifically, Buyer shall not assume or be liable for any liability of Seller in respect of:

        i)   Any profit derived from the sale provided for by this Agreement;


        ii) The preparation of filing in any tax returns in the payment of any taxes, license fees, or any other charges levied, assessed, or imposed upon the Seller's business or property before the Closing Date, except that Buyer shall pay Seller at closing the amount shown to be accrued and owing for taxes on the schedule of accounts payable;

        iii) Any state, local or federal taxes resulting from the sale of the assets contemplated by this transaction.

    d)  Purchase Price.


        i) The purchase price for the Purchased Assets (the "Purchase Price") shall be the value of the Assumed Liabilities.

        ii) The Purchase Price shall be allocated among the Purchased Assets as agreed by the parties, such agreement to be completed prior to the day of closing. Buyer and Seller shall reflect such allocation in any filing pursuant to Section 1060 of the Internal Revenue Code or any regulation thereafter. The Purchase Price shall be allocated among the Purchased Assets as agreed by the parties, such agreement to be completed prior to the day of closing. Buyer and Seller shall reflect such allocation in any filing pursuant to Section 1060 of the Internal Revenue Code or any regulation thereafter.

    e) Incentive Payment. As an inducement to achieve a certain level of pre-tax profits in the year 2002, a Pre-Tax Payout shall be paid to Seller as follows:


        i) Seller's business has a three-year profit object to achieve a $3.3 million pre-tax profit for calendar year 2002 which shall be calculated according to Generally Accepted Accounting Principals, shall be included in the consolidated financials of Buyer, and shall include reasonable charges for accounting, legal and other charges directly incurred by Seller, whether paid by Seller or by Buyer on behalf of Seller (the "Pre-Tax Profit").

        ii) Based on the amount of Pre-Tax Profit, Buyer will pay to Seller's representatives as defined in 1(e)(ii) below, the following amounts:

             Pre-Tax Profit (before Pre-Tax Payout) % of Pre-Tax Profit



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                 Paid to Seller

             $3,300,000.00 and above            50%

             $3,299,999,99 - $2,800,000.0       40%

             $2,799,999.99 - $2,400,000.00      30%

             $2,399,999.99 - $2,000,000.00      20%

             $1,999,999.99 - $1,500,000.00      10%


             No Pre-Tax Payout shall be made if the Pre-Tax Profit does not exceed $1,499,999.99.

        iii) Should Buyer fund Seller's working capital needs in excess of $750,000 for the period from Closing through December 31, 2002, such amounts funded in excess of $750,000 shall be deducted from the Pre-Tax Profit before payout when determining the Pre-Tax Payout calculation. (For example, if the Pre-Tax Profit before payout is $3,000,000.00 and Buyer has funded $1,000,000 of Seller's working capital, the Pre-Tax Profit before payout for purposes of the Pre-Tax Payout plan calculation shall be $2,750,000.00.)

        iv) For any Pre-Tax Payout by Buyer, Seller agrees that such payment should be made not directly to Seller but that 40% of such payout should be made by Buyer to Don Cantral and 60% should be made to the Seller's management team, with such management team at the time of the payout, if any, and the percentages of the payout to each member of such management team, being determined by Buyer's Executive Management team.

        v) The Pre-Tax Payout, if any, shall be made on or before April 15, 2003 and may be made in the common stock of Buyer or in cash, at Buyer's sole option. Should Buyer choose to make the Pre-Tax Payout, if any, in the form of Buyer's common stock, the number of shares paid out shall be calculated using a daily average of Buyer's common stock during each business day of February 2003.

             (1) For the purposes herein, the value of Buyer's common stock shall be determined as follows:

                  (a) If the security is listed for trading on one or more national security exchanges (including NASDAQ), the reported price of such security on each of the dates in question, or if such security shall not have been traded on such dates, the reported last price on such exchange on the first day prior thereto on which such security was so traded; or

                  (b) If the security is not traded for trading on a national security exchange (including NASDAQ), but is traded in the over the counter market, the mean of the highest and lowest prices for such security on each of the dates in question, or if there are no such bid prices for such security on such dates, the mean of the highest and lowest bid prices on the first date prior thereto on which such prices existed; or

                  (c) If neither (a) nor (b) immediately above is applicable, the value of such security shall mean the book value per share of the common shares of Seller as of such date. The term "book



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                       value per share" shall mean the net book value of Seller
                       as is determined by the Seller's independent certified public accountants in accordance with generally accepted accounting principals consistently applied divided by the number of the outstanding shares of common stock of Seller.

    f)  Bonus Pool.


        i) Buyer will pay to the management team of Seller (which management team shall specifically exclude Don Cantral whose bonus, if any, is specifically covered in an Employment Agreement by and between Don Cantral and Buyer dated ________, 2000), with such management team being determined by Buyer's Executive Management team, 5% of the Seller's profit before tax (the "Bonus Pool"), with such profit before tax being calculated according to Generally Accepted Accounting Principals, shall be included in the consolidated financials of Buyer, and shall include reasonable charges for accounting, legal and other charges directly incurred by Seller, whether paid by Seller or by Buyer on behalf of Seller, in each of the calendar years 2000 and 2001.

        ii) However, such Bonus Pool, if any, shall only be paid by Buyer for calendar year 2000 if such profit before tax for that year is at least $150,000.00 and shall only be paid for calendar year 2001 if pre-tax profit for that year is at least $750,000.00.

        iii) The Bonus Pool, if any, for 2000 shall be paid by Buyer on or before March 31, 2001 and the Bonus Pool, if any, for 2001 shall be paid by Buyer on or before March 31, 2002. There shall not be a Bonus Pool as described in this section for the calendar year 2002. Any bonuses paid to the management team of Seller in calendar year 2002 shall be governed under paragraph 1e, Incentive Payment.

    g) Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in El Segundo, California, at 10:00 a.m. on or before April 30, 2000, or at such other time or place as Buyer and Seller may agree.

    h) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller shall deliver to Buyer such general warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

    i) Seller shall deliver to Buyer a certified copy of the resolution by the Seller's board of directors certifying that Seller has authorized the execution, delivery of performance and the transaction contemplated herein and authorizing the officers of Seller to execute this Agreement.

    j) Closing Opinion. At closing Seller shall provide to Buyer and opinion of counsel stating:


        i)   the Seller's corporate existence and good standing are as stated



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             herein;


        ii) except as may be expressed by counsel, counsel does not know or have any reasonable grounds to know of any litigation, proceeding, or government investigation pending against or related to the Seller, its properties or business; and

        iii) all proceedings required by law or by the provisions of this Agreement to be taken by Seller and its shareholders in connection with the transactions provided for in this Agreement have been duly and valuably taken.

    k) Closing Opinion. At closing Buyer shall provide to Seller and opinion of counsel stating:

        i) that the Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to own its properties and to engage in its business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which it is authorized to do business except where such failure to qualify does not have a material adverse effect on the business or assets of the Buyer. All of the outstanding shares of capital stock of the Buyer have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of the preemptive rights of any person;

        ii) except as set forth herein or in any schedule or exhibit attached to the Purchase Agreement, counsel does not know or have any reasonable grounds to know of any litigation, proceeding, or government investigation pending against or related to the Buyer, its properties or business;

        iii) all proceedings required by law or by the provisions of this Agreement to be taken by Buyer and its shareholders in connection with the transactions provided for in this Agreement have been duly and valuably taken;

        iv) neither the execution and delivery of the Purchase Agreement nor the consummation of the transaction contemplated thereby (1) violates any provision of the Certificate of Incorporation or Bylaws (or other governing instrument) of the Buyer; (2) breaches or constitutes a default (or an event) that, with notice or lapse of time or both, would constitute a default under any agreement of the Buyer with any other person to the extent that any such default would constitute a material adverse effect upon the Company, or (3) violates any statute, law, regulation, or rule or order applicable to the Buyer;

        v) no consent, approval or authorization of, or declaration, filing, or registration with, any state or federal authorities is required in connection with the execution, delivery and performance of the Purchase Agreement or the consummation of the transaction contemplated thereby; and

        vi) all of the shares of stock when issued to the Seller will be duly issued and fully paid and nonassessable and that in conjunction with



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             the issuance of such the Buyer and has complied with all federal and state securities laws.

    l) Seller shall provide to Buyer at closing a Certificate of Good Standing dated not more than thirty (30) days prior to the Closing Date.

    m) Seller will deliver to Buyer on the Closing Date an officer's certificate certifying that Seller has taken all corporate action necessary to authorize the transactions contemplated by this Agreement.

    n) Buyer shall deliver to Seller a certified copy of the resolution by the Buyer's board of directors certifying that Buyer has authorized the execution, delivery of performance and the transaction contemplated herein and authorizing the officers of Buyer to execute this Agreement.

    o) Buyer will deliver to Seller on the Closing Date an officer's certificate certifying that Buyer has taken all corporate action necessary to authorize the transactions contemplated by this Agreement.

    p) Buyer shall provide to Seller at closing a Certificate of Good Standing dated not more than thirty (30) days prior to the Closing Date.


                 2) REPRESENTATIONS AND WARRANTIES OF THE SELLER

    a)  Seller hereby represents and warrants to Buyer that:


        i) Organization and Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        ii) Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

        iii) Sufficiency of and Title to the Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets.

    b)  Warranties.


        i) Seller has made no warranties to customers of the Business other than customary implied warranties and those warranties set forth on printed materials provided with the products sold to such customers.

        ii) Seller provides no representations or warranties as to the conditions of the Purchased Assets and Buyer is buying them in an "as is", "where is" condition.


                   3) REPRESENTATIONS AND WARRANTIES OF BUYER

    a)  Buyer hereby represents and warrants to Seller that:

        i) Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and is qualified in each jurisdiction where the nature of



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             its business or the ownership of property requires such
             qualification except where such failure to qualify shall not have a material adverse effect on the business or financial ability of the Buyer and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted;

        ii) Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer and constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms subject to the laws of bankruptcy and those laws affecting creditors rights generally;

        iii) No Violation of Other Agreements. Neither the execution and delivery of the Purchase Agreement nor the consummation of the transaction contemplated thereby (1) violates any provision of the Certificate of Incorporation or Bylaws (or other governing instrument) of the Buyer; (2) breaches or constitutes a default (or an event) that, with notice or lapse of time or both, would constitute a default under any agreement of the Buyer with any other person to the extent that any such default would constitute a material adverse effect upon the Company, or (3) violates any statute, law, regulation, or rule or order applicable to the Buyer;

        iv) No Consents Required. No consent, approval or authorization of, or declaration, filing, or registration with, any state or federal authorities is required in connection with the execution, delivery and performance of the Purchase Agreement or the consummation of the transaction contemplated thereby; and

        v) Issuance of Shares of Stock. All of the shares of stock when issued to the Seller will be fairly issued and fully paid and none assessable and that in conjunction with the issuance of such the Buyer and has complied with all federal and state securities laws.


                                 4) TAX MATTERS

    a) Tax Definitions. The following terms, as used herein, have the following meanings:

        i)   "Code" means the Internal Revenue Code of 1986, as amended.


        ii) "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

        iii) "Pre-Closing Tax Period' means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

        iv)  "Proration Date" means the Closing Date.

        v) "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax,



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             governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

    b)  Tax Cooperation: Allocation of Taxes.

        i) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

        ii) All real property taxes, personal property taxes and similar ad valorem obligations (except for those Taxes which are accrued on Seller's financial statements delivered to Buyer hereunder, which taxes shall constitute a portion of the Assumed Liabilities) levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Proration Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of the Proration Date and accrued on Seller's financial statements delivered to Buyer hereunder based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of the tax liability so accrued under this Section
             (4)(b)(ii) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall to the extent such adjustment would have resulted in a net worth adjustment at the Closing Date, be used to calculate an adjustment to the purchase price under Section (1)(d)(i). Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers a Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period shall constitute another adjustment under Section (1)(d)(i).


                             5) COVENANTS OF SELLER

    a)  No Solicitations. Unless and until the occurrence of an Event of





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        Default by Buyer under any instrument evidencing or securing any indebtedness which arose in connection with the transaction contemplated hereby, Seller and each of the principal shareholders of Seller, shall not, for a period of three (3) years following the Closing Date, employ or solicit, either directly or indirectly, the performance of services by any employee of Seller employed by the Seller on or after March 31, 2000.

    b) Telephone Numbers. Seller will make commercially reasonable efforts to assist Buyer in transferring Seller's current telephone and facsimile numbers to Buyer as of the Closing Date.


    c) Name. Seller shall allow Buyer to use the name "Western Technology Group" and "WesTech" at no cost to Buyer, for such time as Buyer deems necessary.

    d) Utilities. Seller will make commercially reasonable efforts to assist Buyer in transferring Seller's current water, sewage and electrical services (collectively "Utilities") to Buyer as of the Closing Date. Seller shall accrue on its financial statements all charges for Utilities incurred prior to and on the Closing Date. Buyer agrees that it shall be obligated for charges for Utilities incurred subsequent to the Closing Date.

    e) Release of Liens. Seller will take all action necessary prior to the Closing Date to release any and all liens or other encumbrances on the Purchased Assets and the Inventory Assets, if any, including, without limitation, causing any necessary UCC-2 Termination Statements to be filed.

    f) Non-Competition. Seller, all subsidiary corporations of each and any business in which Don Cantral is an officer, director or in which Mr. Cantral has a one-third or greater equity interest (collectively, the "Non-Competing Entities"), will not engage in sales activities competing with the Business. If any Customer requests sales of Business products or services from Seller for three (3) years from the Closing Date, Seller will refer such Customer to Buyer. As used herein, "sales activities" shall mean selling, leasing, taking orders, soliciting orders or contacting Customers of Seller, as such Customers exist on the books and records of the Seller as of the Closing Date. This covenant not to compete shall automatically terminate and be of no further force and effect upon the occurrence of an Event of Default by Buyer under this Agreement or under any instrument evidencing or securing indebtedness which arose as part of the transaction contemplated hereby. The parties specifically acknowledge that an employment agreement is being entered into simultaneously with the signing of this Agreement by and between Don Cantral and Buyer.


                               6) INDEMNIFICATION

    a) Indemnification of Seller. Effective on the Closing Date and thereafter, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees and agents, and shareholders from and against any and all liabilities, damages, losses, penalties, deficiencies, expenses and costs incurred by any of them, including without limitation reasonable attorneys' and accountants' fees (hereafter individually a "Loss" and collectively "losses"), arising



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        from or in connection with:

        i) any claim made or litigation instituted by a third party relating to Buyer's ownership rights in and to the Purchased Assets;


        ii) any liability or obligation of Buyer which relates to the ownership or use of any of the Purchased Assets or the conduct of the Business subsequent to the Closing Date including liabilities arising out of the Assumed Liabilities, including but not limited to liabilities arising from or relating thereto;

        iii) any claim first made or litigation instituted by a third party relating to Seller's conduct of the Business notice for which claim or litigation is received by Buyer or Seller subsequent to the Closing Date;

        iv) any taxes imposed on Buyer, the Business or any of the Purchased Assets for any period subsequent to the Closing;

        v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses reasonably arising out of any of the foregoing matters set forth in this Section (6)(a); and

        vi) the breach by Buyer of any representations or warranties made by Buyer herein or in any document given by Buyer in connection with the consummation of the transaction contemplated hereby.

    b) Indemnification of Buyer. Effective on the Closing Date and thereafter, the Seller shall, jointly and severally, indemnify and hold harmless Buyer and its directors, officers, employees and agents, from and against any and all Losses arising from or in connection with:

        i) any claim made or litigation instituted by a third party relating to Seller's conduct of the Business notice of which claim or litigation has been received by Seller prior to the Closing Date; or

        ii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses reasonably arising out of any of the foregoing matters set forth in this Section (6)(b)(ii) except to the extent such losses shall arise in connection with or constitute Assumed Liabilities hereunder.

    c)  Indemnification Procedure.

        i) Claims for Indemnification. Except for Third Party Claims described below, if an event giving rise to indemnification hereunder shall have occurred or is threatened, the indemnified party promptly shall deliver to the indemnifying party written notice thereof, stating that such event has occurred or is threatened, describing such event in reasonable detail and specifying or reasonably estimating the amount of the prospective Loss and the method of computation thereof (a "Claim"), all with reasonable particularity and containing a reference to the provisions of the this Agreement in respect of which such right of indemnification is claimed or has arisen (the "Notice of Claim"). For purposes hereof, any Claim for indemnification shall be deemed to have been made as of the date on which the Notice of Claim is delivered in accordance with the terms of this Section.


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        ii)  In the event the indemnifying party shall in good faith dispute the validity of all or any amount of a Claim for indemnification as set forth in the Notice of Claim, the indemnifying party shall, within thirty (30) days after delivery of the Notice of Claim, execute and deliver to the indemnified party a notice setting forth with reasonable particularity the grounds, amount of, and basis upon which the Claim is disputed (the "Dispute Statement").

        iii) In the event the Indemnifying party shall within thirty (30) days deliver to the indemnified party a Dispute Statement, then the portion of the claim described in the Notice of Claim disputed by the indemnifying party (the "Disputed Liability") shall not be due and payable except in accordance with a final and unappealable judgment or decision of a court or arbitration tribunal of competent jurisdiction, or a written agreement between the indemnifying party and the indemnified party stipulating the amount of the Admitted Liability (as defined below).

        iv) In the event the indemnifying party shall not within thirty (30) days after receipt of the Notice of Claim deliver to the indemnified party a Dispute Statement identifying a Disputed liability, then the amount of the claim described in the Notice of Claim, or if a Dispute Statement is delivered, the portion thereof not disputed as a Disputed Liability, shall be deemed to be admitted (the "Admitted Liability") and shall, upon the incurring of an actual Loss arising therefrom, immediately be due and payable.

    d) Settlement of Third Party Claims. If the indemnified party shall receive notice of any Claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the indemnified party shall give the indemnifying party prompt written notice of such Third Party Claim and shall permit the indemnifying party, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the indemnifying party acknowledges in writing to the indemnified party the indemnifying party's obligation to indemnify the indemnified party hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the indemnifying party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice after delivery of written notification.

        i) In the event the indemnifying party exercises its right to undertake the defense of any such Third Party Claim, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnifying party. However, no such Third Party Claim may be settled by the indemnifying party without the written consent of the indemnified party, unless the settlement involves only the payment of money by the indemnifying party. Similarly, no Third Party Claim shall be settled by the indemnified party without the written consent of the indemnifying party.

        ii) In the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnified party.

    e) Limitations on Sellers Indemnification Notwithstanding anything contained herein to the contrary, the Seller's indemnification hereunder shall be subject to the following:

        i) The Buyer shall be entitled to indemnification only if and to the extent that the aggregate indemnifiable damages exceed an amount greater than an amount which would, if known on the Closing Date would have resulted in an adjustment to the Purchase Price as determined pursuant to Section (1)(d).


                                7) MISCELLANEOUS

    a) Conditions Precedent. This Agreement can be terminated by either party upon written notice to the other party, in the event that any of the following shall not have occurred on or before the Closing Date:

        i) Buyer shall have obtained financing to replace Seller's current inventory, receivables financing and/or other working capital needs in amount of at least $500,000.00.

        ii) Buyer shall have had an opportunity to conduct on-site due diligence at Seller's facilities and from such due diligence Buyer and Buyer's accountants, lenders and the like are satisfied as to the financial condition of Seller as stated as of

    b)  Dispute Resolution.

        i) Any and all disputes or differences pertaining to or arising out of this Agreement or the breach, termination or invalidity thereof, shall be finally and exclusively settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Los Angeles, California before one arbitrator appointed in accordance with said rules. Judgment upon an award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The prevailing party in any such proceeding shall be entitled to its actual attorneys' fees and all other costs in connection with the arbitration and enforcement of the arbiter's award.

        ii) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.

    c) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    d) Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) two (2) days after being deposited in the mails, (ii) one day after being, deposited with an express overnight courier service or (iii) the same day notice is sent by electronic facsimile transmission if such transmission is made by 5:00 p.m. local time or one day after being sent by facsimile transmission if such transmission is made after 5:00 p.m., addressed:

        if to Seller, to:

           Western Technologies Group, LLC

           ---------------------

           ---------------------


           With a copies to:

           Don Cantral

           ---------------------

           ---------------------

        if to Buyer, to:

           Wareforce.com, Inc.
           2361 Rosecrans Avenue, Suite 155
           El Segundo, CA 90245
           Phone:  310.725.5558
           Fax:    310.725.2258.

    e) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

    f) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California.


    g) Counterparts: Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


    h) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    i) Entire Agreement. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        In witness whereof, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



SELLER:                                         BUYER:


WESTERN TECHNOLOGIES GROUP, LLC                 WAREFORCE.COM, INC.


By: __________________________                  By: __________________________


Name: ________________________                  Name: ________________________


Title: _________________________                Title: ________________________

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

        Assignment and Assumption Agreement, dated as of ____________, 2000, between Western Technologies Group LLC, a California limited liability corporation ("Seller"), and Wareforce.com, Inc. ("Buyer"), a Nevada corporation.


                                   WITNESSETH

        Whereas, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated _____________, between Buyer and Seller, (the "Asset Purchase Agreement"); capitalized terms not otherwise defined herein shall have the meaning given them in the Asset Purchase Agreement;

        Whereas, pursuant to the Asset Purchase Agreement, Buyer has agreed to purchase the Purchased Assets and to assume certain liabilities and obligations of Seller with respect to the Purchased Assets;

        Now, therefore, in consideration of the sale and purchase of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

    a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets.

    b) Buyer does hereby accept and assume all the right, title and interest of Seller in, to and under all of the Purchased Assets and the Lease and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities.

    This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflicts of law rules of such state.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    In witness whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



SELLER:                                         BUYER:


WESTERN TECHNOLOGIES GROUP, LLC                 WAREFORCE.COM, INC.


By: __________________________                  By: __________________________


Name: ________________________                  Name: ________________________


Title: _________________________                Title: ________________________

                                  SCHEDULE 1.1

                            PURCHASED ASSET SCHEDULE

The Purchased Assets shall consist of, as the same may exist on the Closing Date, all:


                                  SCHEDULE 1.2

                               ASSUMED LIABILITIES

The following shall comprise the Assumed Liabilities:


                            BILL OF SALE OF BUSINESS

This Bill of Sale of Business is delivered pursuant to that certain Asset Purchase Agreement (the "Agreement"), dated ___________, 2000, between Western Technologies Group, LLC (the "Seller") and Wareforce.com, Inc. (the "Buyer"), providing for the purchase by Buyer of substantially all of the assets of Seller. All capitalized terms used herein shall have the meanings set forth in the Agreement.

For value received, Seller hereby sells, assigns and transfers to Buyer the following assets of Seller pertaining to or used in the Business, wherever located, whether known or unknown, and whether or not on the books and records of Seller:

(i) office equipment of the Seller including, without limitation, Seller's telephone system, computer systems, tools and supplies of Seller's repair department, advertising signs, catalogs and sales literature; (ii) leasehold improvements not deemed to be the property of Seller's landlord including, without limitations, trade fixtures; (iii) rights to use the trade names "Western Technologies Group" and "WesTech" for such period of time as Buyer deems necessary; (iv) all goodwill associates with the Business and the Purchased Asset together with the right to represent to third parties that Buyer is the successor to the Business; and (v) all other assets on the attached
Schedule 1.1 "Purchased Asset Schedule".

          In witness whereof, the undersigned has executed this Bill of Sale of Business in Los Angeles, California, effective as of _____________, 2000.



                                        WESTERN TECHNOLOGIES GROUP, LLC



                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                               WAREFORCE.COM, INC.

                              OFFICERS CERTIFICATE

        I, Dan J. Ricketts, hereby certify (i) that I am the Secretary of Wareforce.com, Inc. (the "Buyer"), (ii) that I am authorized to deliver this Officer's Certificate, and (iii) that the Buyer has authorized all corporate action necessary on its part to authorized the transactions contemplated by the Asset Purchase Agreement, dated _________, 2000, between Western Technologies, Inc. and Buyer.


Dated: _____________, 2000                 WAREFORCE.COM, INC.


                                           By: _________________________________

                                           Name:  Dan J. Ricketts

                                           Title: Secretary

                         WESTERN TECHNOLOGIES GROUP, LLC

                              OFFICERS CERTIFICATE

        I, _________________, hereby certify (i) that I am the Secretary of Western Technologies Group, LLC (the "Seller"), (ii) that I am authorized to deliver this Officer's Certificate, and (iii) that the Buyer has authorized all corporate action necessary on its part to authorized the transactions contemplated by the Asset Purchase Agreement, dated _________, 2000, between Seller and Wareforce.com, Inc..

Dated: _____________, 2000                  WESTERN TECHNOLOGIES GROUP, LLC


                                            By:

                                            Name: ______________________________


                                            Title: Secretary

______________, 2000


Western Technologies Group, LLC

        Re:    Counsel's Opinion Letter

Dear Mr. Cantral:

        In my capacity as Senior Vice President and General Counsel to Wareforce.com, Inc. (the "Corporation") I have acted counsel to the Corporation in connection with that certain Asset Purchase Agreement dated ______________, 2000 by and between the Corporation and Western Technologies Group, LLC (the "Purchase Agreement").

        I have made such a factual and legal investigations as I deemed necessary or relevant in connection with the opinions herein expressed.

        Based on the following, I am of the opinion that:

1) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to own its properties and to engage in their business as presently conducted or contemplated, and is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which it is authorized to do business except where such failure to qualify does not have a material adverse effect on the business or assets of the Corporation. All of the outstanding shares of capital stock of the Corporation has been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of the preemptive rights of any person.

2) Except as set forth herein or in any schedule or exhibit attached to the Purchase Agreement, I do not know or have any reasonable grounds to know of any litigation, proceeding, or government investigation pending against or related to the Corporation, its properties or business.

3) All proceedings required by law or by the provisions of the Purchase Agreement to be taken by the Corporation and its shareholders in connection with the transactions provided for in the Purchase Agreement have been duly and valuably taken.

4) Neither the execution and delivery of the Purchase Agreement nor the consummation of the transaction contemplated thereby (1) violates any provision of the Certificate of Incorporation or Bylaws (or other governing instrument) the Corporation; (2) breaches or constitutes a default (or an event) that, with notice or lapse of time or both, would constitute a default under any agreement of the Corporation with any other person to the extent that any such default would constitute a material adverse effect upon the Corporation; or (3) violates any statute, law, regulation, or rule or order applicable to the Corporation.

5) No consent, approval or authorization of, or declaration, filing, or registration with, any state or federal authorities is required in connection with the execution, delivery and performance of the Purchase Agreement or the consummation of the transaction contemplated thereby.



                                            Very truly yours,


                                            /s/ Dan Ricketts
                                            --------------------
                                            Dan Ricketts
                                            Senior Vice President & General
                                            Counsel